Exhibit 99.1

Two Harbors Investment Corp. Announces

Plan to Discontinue Mortgage Loan Conduit and Securitization Business

New York, July 28, 2016 — Two Harbors Investment Corp. (NYSE: TWO) announced today that its Board of Directors has approved a plan to discontinue the Company’s mortgage loan conduit and securitization business. This decision was made due to the challenging market environment facing the business, combined with the intent to reduce operating complexity and costs, and will allow for the reallocation of capital to more attractive and efficient target assets. The wind down process is expected to be substantially completed by the end of 2016.

“I am extremely proud of the efforts of our team since embarking on this initiative in 2011, as the company was able to build out a best-in-class infrastructure, develop a high quality network of mortgage loan originators and establish Agate Bay Mortgage Trust as a well-respected securitization platform,” stated Thomas Siering, Two Harbors’ President and Chief Executive Officer. “However, we believe that current and expected mortgage market conditions and competitive pressures will prevent us from growing this business to a scale that meets our long-term goals and financial expectations. While the decision to exit this business was difficult, we believe it is in the best interest of our shareholders.”

The company’s plan to discontinue the loan and securitization business will result in a reduction in force impacting certain positions that provide services to the company under its external management agreement with PRCM Advisers LLC. The company expects to incur one-time charges of approximately $3 million in the second half of 2016 in connection with the closure. The company also expects that the cessation of its conduit and securitization activities will reduce ongoing operating expenses by approximately $10 to $11 million on an annual basis.

“I would like to thank all personnel impacted by this decision for their dedication and service to the company over the past several years,” stated Mr. Siering. “To our shareholders, we continue to be optimistic about the current and future state of our company, and we are encouraged about our recent results and trends in our business, all of which we will share during our upcoming second quarter earnings release and conference call. We believe that the initiatives we are taking position us to become a more focused and efficient company, maximizing risk-adjusted returns to our shareholders and reinforcing our leadership position in the industry.”

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s plans, estimates and beliefs and involve risks and uncertainties that could cause actual results to differ materially from expected results. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Two Harbors undertakes no obligation to update or revision such forward-looking statements.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, mortgage servicing rights, commercial real estate and other financial assets. Two Harbors is headquartered in New York, New York, and is externally managed and advised by PRCM Advisers LLC, a wholly owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 590 Madison Avenue, 36th floor, New York, NY 10022, telephone 612-629-2500.

Contact

Investors: Tim Perrott, Senior Director of Investor Relations, Two Harbors Investment Corp.,

612-629-2514, tim.perrott@twoharborsinvestment.com.